IN THE UNITED STATES BANKRUPTCY COURT
                       FOR THE DISTRICT OF SOUTH CAROLINA

In re                                 )                      Chapter 11
                                      )
FLAGSTAR COMPANIES, INC.,             )                      Case No. 97-05795-B
FLAGSTAR CORPORATION,                 )                      Case No. 97-05796-B
FLAGSTAR HOLDINGS, INC.,              )                      Case No. 97-05431-B
                                      )
             Debtors.                 )
                                      )
                                      )

               FLAGSTAR COMPANIES, INC. AND FLAGSTAR CORPORATION'S
                      AMENDED JOINT PLAN OF REORGANIZATION
              DATED AS OF JULY 11, 1997 (AMENDED NOVEMBER 7, 1997)


Robert A. Klyman
Gregory O. Lunt
LATHAM & WATKINS
633 West Fifth Street, Suite 4000
Los Angeles, California 90071-2007
(213) 485-1234

Martin N. Flics
Rachael Fink
LATHAM & WATKINS
885 Third Avenue, Suite 1000
New York, New York 10022
(212) 906-1200

COUNSEL FOR
FLAGSTAR COMPANIES, INC.
AND FLAGSTAR CORPORATION

Martin J. Bienenstock
WEIL, GOTSHAL & MANGES L.L.P.
767 Fifth Avenue
New York, New York 10153
(212) 310-8000

COUNSEL FOR
FLAGSTAR COMPANIES, INC.
AND FLAGSTAR CORPORATION

Michael M. Beal
Linda K. Barr-Efird
MCNAIR LAW FIRM, P.A.
NationsBank Tower
1301 Gervais Street, 17th Floor
P.O. Box 11390
Columbia, South Carolina 29211
(803) 799-9800

COUNSEL FOR
FLAGSTAR COMPANIES, INC.
AND FLAGSTAR CORPORATION

                                TABLE OF CONTENTS


I.    INTRODUCTION...........................................................  5
II.   DEFINITIONS, INTERPRETATION AND RULES OF CONSTRUCTION..................  6
      A. Definitions.........................................................  6
      B. Interpretation and Computation of Time.............................. 12
            1. Defined Terms................................................. 12
            2. Rules of Interpretation....................................... 12
            3. Time Periods.................................................. 12
III.  DESIGNATION OF CLASSES OF CLAIMS AND INTERESTS......................... 13
      A. Secured Claims...................................................... 13
      B. Unsecured Claims.................................................... 13
      C. Interests and Claims Relating to Interests.......................... 13
IV.   GENERAL PROVISIONS FOR TREATMENT OF CLAIMS AND INTERESTS............... 13
      A. Unclassified Claims................................................. 13
            1. Administrative Claims......................................... 13
      a. General............................................................. 13
      b. Payment of Statutory Fees........................................... 14
      c. Treatment of Priority Tax Claims.................................... 14
      d. Bar Date for Administrative Claims.................................. 14
      (1) General Provisions................................................. 14
      (2) Professionals...................................................... 14
      (3) Ordinary Course Liabilities........................................ 14
      (4) Tax Claims......................................................... 15
      B. Treatment of Secured Claims......................................... 15
            1. Class 1 (Bank Claims)......................................... 15
            2. Class 2a et seq. (Other Secured Claims)....................... 15
      C. Treatment of Unsecured Claims....................................... 15
            1. Class 3 (Priority Claims)..................................... 15
            2. Class 4 (Senior Unsecured Claims)............................. 15
            3. Class 5 (Senior Subordinated Claims).......................... 16
            4. Class 6 (10% Convertible Claims).............................. 16
            5. Classes 7A and 7B (General Unsecured Claims).................. 16
      D. Interests........................................................... 16
            1. Class 8 (Interests of Holders of Old FCI Preferred Stock)..... 16
            2. Class 9 (Interests of Holders of Old FCI Common Stock)........ 17
            3. Class 10 (Interests of Holders of Old Stock Rights
               and all Claims Arising out of Such Old Stock Rights).......... 17
            4. Class 11 (Securities Claims).................................. 17
            5. Class 12 (FCI'S 100% Ownership Interest in Flagstar).......... 17
      E. Treatment of Trade Creditors and Employees Under the Plan........... 17
            1. Treatment of Trade Claims..................................... 17
            2. Treatment of Employee Claims.................................. 17
      F. Modification of Treatment of Claims................................. 18
      G. Registration of New Common Stock.................................... 18
      H. Listing of New Common Stock......................................... 18
V.    DISTRIBUTIONS UNDER THE PLAN........................................... 18
      A. Disbursing Agent.................................................... 18
      B. Timing of Distributions............................................. 18
      C. Methods of Distributions............................................ 18
            1. Cash Payments................................................. 18
            2. Transfers of New Common Stock................................. 19
            3. Compliance with Tax Requirements.............................. 19
      D. Pro Rata Distribution. ............................................. 19
      E. Distribution Record Date............................................ 19
      F. Surrender of Cancelled Debt Instruments or Securities............... 19
            1. Special Procedures for Lost, Stolen, Mutilated
               or Destroyed Instruments...................................... 19

                                                                            PAGE

            2. Failure to Surrender Cancelled Instrument..................... 20
      G. Undeliverable or Unclaimed Distributions............................ 20
      H. Objections to Claims and Authority to Prosecute Objections;
         Claims Resolution................................................... 20
            1. Generally..................................................... 20
            2. Professionals, Administration Claims, Trade Claims
               and Employee Claims........................................... 20
      I. Disputed Claims; Reserve and Estimations............................ 21
            1. Treatment of Disputed Claims.................................. 21
            2. Distributions on Account of Disputed Claims Once
               They are Allowed.............................................. 21
      J. Setoffs............................................................. 21
      K. Termination of Subordination........................................ 21
VI.   INDIVIDUAL HOLDER PROOFS OF INTEREST................................... 22
VII.  TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES.................. 22
      A. Assumptions......................................................... 22
      B. Cure of Defaults in Connection with Assumption...................... 22
      C. Rejections.......................................................... 22
      D. Bar Date for Rejection Damages...................................... 22
VIII. ACCEPTANCE OR REJECTION OF THIS PLAN................................... 23
      A. Voting Classes...................................................... 23
      B. Presumed Acceptance of Plan......................................... 23
      C. Presumed Rejections of Plan.
      D. Voting Instructions................................................. 23
      E. Voting Deadline and Extensions...................................... 23
      F. Confirmability of Plan and Cramdown................................. 23
IX.   MEANS FOR EXECUTION AND IMPLEMENTATION OF THE PLAN..................... 24
      A. Merger.............................................................. 24
      B. Corporate Action.................................................... 24
            1. Cancellation of Old Securities and Related Agreements......... 24
            2. Certificate of Incorporation and Bylaw Amendments............. 24
            3. Management of Reorganized Flagstar............................ 24
      C. New Credit Agreement................................................ 24
      D. Implementation...................................................... 24
      E. Other Documents and Actions......................................... 24
      F. Payment of Statutory Fees........................................... 25
      G. Term of Injunctions or Stays........................................ 25
      H. No Interest......................................................... 25
      I. Retiree Benefits.................................................... 25
      J. Issuance of New Securities.......................................... 25
X.    CONFIRMATION AND EFFECTIVE DATE CONDITIONS............................. 25
      A. Conditions to Confirmation.......................................... 25
      B. Conditions to Effective Date........................................ 25
      C. Waiver of Conditions to Confirmation and Effective Date............. 26
XI.   EFFECTS OF PLAN CONFIRMATION........................................... 26
      A. Discharge of Debtors and Injunction................................. 26
      B. Limitation of Liability............................................. 27
      C. Releases............................................................ 27
      D. Indemnification..................................................... 27
      E. Vesting of Assets................................................... 28
      F. Preservation of Causes of Action.................................... 28
      G. Retention of Bankruptcy Court Jurisdiction.......................... 28
      H. Failure of Bankruptcy Court to Exercise Jurisdiction................ 29
      I. Committees.......................................................... 29
XII.  MISCELLANEOUS PROVISIONS............................................... 29
      A. Final Order......................................................... 29
      B. Modification of the Plan............................................ 29
      C. Revocation of the Plan.............................................. 30
      D. Severability of Plan Provisions..................................... 30

                                                                            PAGE

      E. Successors and Assigns.............................................. 30
      F. Saturday, Sunday or Legal Holiday................................... 30
      G. Post-Effective Date Effect of Evidences of Claims or Interests...... 30
      H. Headings............................................................ 30
      I. Governing Law....................................................... 31
      J. No Liability for Solicitation or Participation...................... 31
      K. No Admissions or Waiver of Objections............................... 31

                                       I.

                                  INTRODUCTION

Flagstar Companies, Inc. (defined herein as FCI) and its wholly-owned subsidiary Flagstar Corporation (defined herein as FLAGSTAR, and collectively with FCI as Debtors) hereby propose the following Plan of Reorganization (defined herein as the PLAN) for the resolution of the Debtors' outstanding creditor claims and equity interests and request Confirmation of the Plan pursuant to Section 1129 of the Bankruptcy Code.

All Holders of Claims and Interests are encouraged to read the Plan and the accompanying solicitation materials in their entirety. No materials, other than the accompanying solicitation materials and any exhibits and schedules attached thereto or referenced therein, have been approved by the Debtors for use in soliciting acceptances or rejections of the Plan.

NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, ALL STATEMENTS IN THIS PLAN AND THE ACCOMPANYING SOLICITATION MATERIALS CONCERNING THE HISTORY OF THE DEBTORS' BUSINESSES, THE PAST OR PRESENT FINANCIAL CONDITION OF THE DEBTORS, TRANSACTIONS TO WHICH THE DEBTORS WERE OR ARE PARTY, OR THE EFFECT OF CONFIRMATION OF THE PLAN ON SECURED CREDITORS, UNSECURED CREDITORS OR EQUITY SECURITY HOLDERS ARE ATTRIBUTABLE EXCLUSIVELY TO THE DEBTORS AND NOT TO ANY OTHER PARTY.

                                       II.

              DEFINITIONS, INTERPRETATION AND RULES OF CONSTRUCTION

A. DEFINITIONS.

In addition to such other terms as are defined in other sections of the Plan, the following terms (which appear in the Plan as capitalized terms) have the following meanings as used in the Plan:

1. "10 3/4% SENIOR NOTES" means the $270 million of 10 3/4% Senior Notes due on September 15, 2001 issued by Flagstar in September 1993.

2. "10 7/8% SENIOR NOTES" means the $280 million of 10 7/8% Senior Notes due on December 1, 2002 issued by Flagstar in November 1992.

3. "11.25% DEBENTURES means the $722.4 million of 11.25% Senior Subordinated Debentures due on November 1, 2004 issued by Flagstar in November 1992.

4. "11 3/8% DEBENTURES" means the $125 million of 11.375% Senior Subordinated Debentures due on September 15, 2003 issued by Flagstar in September 1993.

5. "AD HOC DEBENTUREHOLDERS COMMITTEE" means Loomis Sayles & Company, Inc. (as investment manager for certain discretionary accounts), Magten Asset Management Corporation (as investment manager for certain discretionary accounts), Moore Capital Management, Inc., Morgan Stanley & Co., Inc. or such other representatives of the Senior Subordinated Claims as may be designated from time to time.

6. "ADMINISTRATIVE CLAIM" means a Claim for payment of an administrative expense of a kind specified in section 503(b) of the Bankruptcy Code and referred to in
Section 507(a)(1) of the Bankruptcy Code, including, without limitation, the actual and necessary costs and expenses incurred after the commencement of a Chapter 11 case of preserving the estate or operating the business of the Company (including wages, salaries and commissions for services), loans and advances to the Company made after the Petition Date, compensation for legal and other services and reimbursement of expenses awarded or allowed under Section 330(a) or 331 of the Bankruptcy Code, certain retiree benefits, certain reclamation claims, and all fees and charges against the estate under chapter 123 of Title 28, United States Code.

7. "ALLOWED CLAIM" or "ALLOWED INTEREST" means a Claim against or Interest in the Debtors to the extent that

a. a proof of such Claim or Interest

             (1) was timely Filed and served upon the Debtors and no objection to the Claim or Interest is Filed within the time fixed by the Bankruptcy Court for such objections; or

             (2) is deemed Filed under applicable law or pursuant to a Final Order of the Bankruptcy Court and no objection to the Claim or Interest is Filed within the time fixed by the Bankruptcy Court for such objections; or

             (3) is Allowed pursuant to subparagraph b of this paragraph 7.

b. If the Debtors File an objection to a proof of Claim or Interest within a time fixed by the Bankruptcy Court, the Claim or Interest shall be Allowed to the extent of

             (1) any amount of such Claim or Interest to which the Debtors did not object;

             (2) any amount otherwise authorized by Final Order or the Plan; or

             (3) any amount temporarily allowed by an Order for purposes of voting on the Plan.

"ALLOWED ADMINISTRATIVE CLAIM," "ALLOWED PRIORITY TAX CLAIM," "ALLOWED SECURED CLAIM" and "ALLOWED UNSECURED CLAIM" have correlative meanings.

8. "ALLOWED CLASS ... CLAIM" means an Allowed Claim in the particular Class described.

9. "ALLOWED CLASS ... INTEREST" means an Allowed Interest in the particular Class described

10. "BANK CLAIMS" means obligations of Flagstar, if any, under its secured guarantee of the obligations under the Second Amended and Restated Credit Agreement, dated as of April 10, 1996, among TWS Funding, Inc., as borrower, Flagstar, certain lenders and co-administrative agents named therein, and Citibank, N.A., as funding agent.

11. "BANKRUPTCY CODE" means title 11 of the United States Code, as now in effect
or  hereafter   amended  if  such   amendments   are  made   applicable  to  the
Reorganization Cases.

12. "BANKRUPTCY COURT" means the United States Bankruptcy Court for the District of South Carolina, or if such Court ceases to exercise jurisdiction over the Reorganization Cases, such court or adjunct thereof that exercises jurisdiction over the Reorganization Cases in lieu of the United States Bankruptcy Court for such District.

13. "BANKRUPTCY RULES" means the Federal Rules of Bankruptcy Procedure, as applicable from time to time in the Reorganization Cases.

14. "BUSINESS DAY" means any day other than a Saturday, a Sunday or a "LEGAL HOLIDAY" (as defined in Bankruptcy Rule 9006(a)).

15. "CASH" means currency, a certified check, a cashier's check or a wire transfer of good funds from any source, or a check drawn on a domestic bank from Reorganized Flagstar or other Person making any distribution under the Plan.

16. "CLAIM" means a claim against either of the Debtors, whether or not asserted or allowed, as defined in section 101(5) of the Bankruptcy Code.

17. "CLASS" means a class of Claims or Interests designated pursuant to the Plan.

18. "CLERK" means the Clerk of the Bankruptcy Court.

19. "COMMITTEE" means any statutory committee of creditors or equity interest Holders of the Debtors appointed by the United States Trustee pursuant to
Section 1102 of the Bankruptcy Code.

20.  "COMPANY"  means  Flagstar  and  FCI,   collectively  and  individually  as
appropriate from the context, as Debtors.

21. "CONFIRMATION" means the entry by the Bankruptcy Court of the Confirmation Order.

22. "CONFIRMATION DATE" means the date on which the Clerk enters the Confirmation Order on the Docket.

23. "CONFIRMATION HEARING" means the hearing on confirmation of the Plan, as the Plan may be modified hereafter.

24. "CONFIRMATION ORDER" means the Order of the Bankruptcy Court confirming the Plan under section 1129 of the Bankruptcy Code.

25. "CREDITORS COMMITTEE" means the Official Committee of 10% Convertible Debentureholders appointed by the United States Trustee pursuant to Section 1102 of the Bankruptcy Code.

26. "DEBTORS" means, collectively, FCI and Flagstar, as debtors and Debtors In Possession.

27. "DEBTORS IN POSSESSION" means the Debtors, when acting in the capacity of representatives of the Estates in the Reorganization Cases.

28. "DESIGNATED PROFESSIONAL" means Latham & Watkins; Parker, Poe, Adams & Bernstein L.L.P.; Weil, Gotshal & Manges, LLP; McNair Law Firm, P.A.; Hebb & Gitlin, a Professional Corporation; Nexsen Pruet Jacobs & Pollard; Skadden, Arps, Slate, Meagher & Flom; Donaldson, Lufkin & Jenrette Securities Corporation; Houlihan Lokey Howard & Zukin; Stroock & Stroock & Lavan; Levy & Goodwin; Chanin & Company; Andrews & Kurth LLP; Jefferies & Company; Arthur Andersen LLP; and Rogers, Townsend & Thomas PC.

29. "DIP FACILITY" means the debtor in possession credit agreement dated as of July 11 , 1997 between the Debtors and the DIP Lender.

30. "DIP LENDER" means, collectively, The Chase Manhattan Bank and any other lenders participating in the DIP Facility.

31. "DISBURSING AGENT" means the Person responsible for making distribution under the Plan. Reorganized Flagstar, or such Person(s) as the Debtors may employ in their sole discretion, will serve as Disbursing Agent.

32. "DISCLOSURE STATEMENT" means the Disclosure Statement Pursuant to Section 1125 or Section 1126(b) of the Bankruptcy Code with Respect to Plan of Reorganization of Flagstar Companies, Inc. and Flagstar Corporation Under
Chapter 11 of the Bankruptcy Code (and all exhibits and schedules annexed thereto or referred to therein), as it may be amended or supplemented from time to time.

33. "DISPUTED CLAIM" means a Claim, not otherwise Allowed or paid pursuant to the Plan, as to which (i) a proof of claim has been Filed or deemed Filed and
(ii) an objection has been Filed timely or deemed Filed timely and which objection has not been withdrawn on or before any date fixed for Filing such objections by the Plan or Order of the Bankruptcy Court and (if not withdrawn) has not been overruled or denied by a Final Order. A Claim shall be considered a Disputed Claim to the extent of any Filed or deemed Filed objection.

34. "DISPUTED INTEREST" means an Interest as to which an objection has been or may be timely Filed or deemed timely Filed and which objection has not been withdrawn on or before any date fixed for Filing such objections by the Plan or Order of the Bankruptcy Court and (if not withdrawn) has not been overruled or denied by a Final Order. An Interest shall be considered a Disputed Interest to the extent of any Filed or deemed Filed objection.

35. "DISTRIBUTION RECORD DATE" means the date or dates fixed by the Bankruptcy Court as the record date for determining the Holders of 10 3/4% Senior Notes, 10 7/8% Senior Notes, 11.25% Debentures, 11 3/8% Debentures, 10% Convertible Claims, Old FCI Preferred Stock and Old FCI Common Stock, respectively, who are entitled to receive distributions under this Plan.

36. "DOCKET" means the docket in the Reorganization Cases maintained by the Clerk.

37. "EFFECTIVE DATE" means a Business Day, as determined by the Debtors in consultation with the Ad Hoc Debentureholders Committee and the Creditors' Committee, and on which all conditions to the Effective Date set forth herein have been satisfied or, if permitted, waived by the Debtors, and on which no stay of the Confirmation Order is in effect; provided that, upon request of the Debtors or Reorganized Flagstar, the Bankruptcy Court may extend the deadline for the Effective Date to occur following notice and a hearing; provided however, that the Effective Date shall occur no later than March 15, 1998 without the consent of the Ad Hoc Debentureholders' Committee, the Creditors' Committee and the Informal Committee of Holders of Senior Notes.

38. "EMPLOYEE CLAIMS" means Claims which are asserted by employees of the Debtors in connection with their employment including, without limitation, Claims arising from or relating to salaries or wages, accrued paid vacation, health related benefits, severance benefits, field management and executive/administrative management incentive plans and similar employee benefits.

39. "ESTATES" means the estates created in the Debtors' Reorganization Cases under section 541 of the Bankruptcy Code.

40.   "FILE"  or  "FILED"  means  filed  with  the   Bankruptcy   Court  in  the
Reorganization Cases.

41. "FINAL ORDER" means an order or judgment of the Bankruptcy Court, as entered on the Docket in the Reorganization Cases, which has not been reversed, stayed, modified or amended, and as to which (a) the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely filed, or
(b) any appeal that has been or may be taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought.

42. "FCI" means Flagstar Companies, Inc.

43. "FLAGSTAR" means Flagstar Corporation, a wholly-owned subsidiary of  FCI.

44. "HOLDER" means a Person who holds a Claim or Interest. Where the identity of the Holder of a Claim or Interest is set forth on a register or other record maintained by or at the direction of the Debtors, the Holder of such Claim or Interest shall be deemed
                                        8
to be the holder as identified on such register or record unless the Debtors are otherwise notified in a writing authorized by such Holder.

45. "IMPAIRED" shall have the definition given to it in Section 1124 of the Bankruptcy Code. Section 1124 states:

"[A] class of claims or interests is impaired under a plan unless, with respect to each claim or interest of such class, the plan --

     (1) leaves unaltered the legal, equitable, and contractual rights to which such claim or interest entitles the Holder of such claim or interest; or

     (2) notwithstanding any contractual provision or applicable law that entitles the Holder of such claim or interest to demand or receive accelerated payment of such claim or interest after the occurrence of a default --

             (A) cures any such default that occurred before of after the commencement of the case under this title, other than a default of a kind specified in section 365(b)(2) of this title;

             (B) reinstates the maturity of such claim or interest as such maturity existed before such default;

             (C) compensates the Holder of such claim or interest for any damages incurred as a result of any reasonable reliance by such Holder on such contractual provision or such applicable law; and

             (D) does not otherwise alter the legal, equitable, or contractual rights to which such claim or interest entitles the Holder of such claim or interest."

An Impaired Class is entitled to vote on the Plan; PROVIDED, HOWEVER, that Classes of Claims and Interests that do not receive or retain any property under the Plan on account of such Claims and Interests are deemed to have rejected the Plan and are not entitled to vote.

46. "INDENTURE TRUSTEES" means First Trust National Association, The Bank of New York, and United States Trust Company of New York, as indenture trustees for the 10 3/4% Senior Notes and the 10 7/8% Senior Notes, the 11.25% Debentures and the 11 3/8% Debentures and the 10% Convertible Debentures, respectively.

47. "INDENTURE TRUSTEE EXPENSES" means any unpaid Indenture Trustee's fees, and reasonable unpaid out-of-pocket costs or expenses incurred through the Effective Date by an Indenture Trustee, including, without limitation, reasonable out-of-pocket costs and expenses and reasonable fees of legal counsel to the Indenture Trustee, which are secured or which are entitled to be secured under the Indenture by a lien or other priority in payment against distributions to be made to Holders of Claims under the respective Indenture.

47A. "INFORMAL COMMITTEE OF HOLDERS OF SENIOR NOTES" means certain holders of Old Senior Notes as may be designated from time to time.

48. "INSTRUMENT" means any share of stock, security, promissory note or other "INSTRUMENT," within the meaning of that term, as defined in section 9-105(1)
(i) of the UCC.

49. "INTERCOMPANY CLAIMS" means any and all claims and causes of action which either of the Debtors holds against any Subsidiary or which any Subsidiary holds against either of the Debtors.

50. "INTEREST" means the interest of any equity security Holder of the Debtors, whether or not asserted, as defined in section 101(17) of the Bankruptcy Code.

51. "10% CONVERTIBLE CLAIMS" means the Claims arising from the 10% Convertible Debentures.

52. "10% CONVERTIBLE DEBENTURES" means the $99.3 million of 10% Convertible Junior Subordinated Debentures due on November 1, 2014 issued by Flagstar.

53. "LOCAL BANKRUPTCY RULES" means the local rules of the Bankruptcy Court, as applicable from time to time in the Reorganization Cases.

54. "NEW CREDIT FACILITY" means the post-Confirmation working capital and letter of credit facility to be entered into between Reorganized Flagstar and lenders to be determined.

55. "NEW COMMON STOCK" means common stock of Reorganized Flagstar, par value $.01 per share, which may be issued by Reorganized Flagstar on and after the Effective Date pursuant to the Plan or otherwise.

56. "NEW SENIOR NOTES" means the 11 1/4% Senior Notes due 2007, to be issued under an Indenture (the "Indenture"), between Reorganized Flagstar and First Trust National Association, as trustee (the "Trustee"), to holders of the Old Senior Notes in an aggregate principal amount as determined pursuant to Section IVC.2 of the Plan.

57. "NEW WARRANTS" means the warrants to purchase 4,000,000 Shares of New Common Stock at an exercise price of $14.60 per share expiring on the 7th anniversary of the Effective Date pursuant to a warrant agreement to be approved by the Creditors' Committee.

58. "OLD DEBT" means, collectively, the Old Senior Notes, Senior Subordinated Debentures and the 10% Convertible Debentures.

59. "OLD FCI COMMON STOCK" means the common stock of FCI, par value $.50 per share, issued and outstanding as of the Petition Date.

60. "OLD FCI  PREFERRED  STOCK" means the $2.25 Series A Cumulative  Convertible
Exchangeable Preferred Stock of FCI, par value $.10 per share, issued and outstanding as of the Petition Date.

61. "OLD SECURITIES" means, collectively, the Old Debt, the Old FCI Common Stock and the Old FCI Preferred Stock.

62. "OLD SENIOR NOTES" means the 10 3/4% Senior Notes and the 10 7/8% Senior Notes.

63. "OLD STOCK RIGHTS" means, collectively, any Old Warrants, and any other rights or options, to purchase or otherwise acquire Old Securities, and any stock appreciation or similar rights relating to Old Securities, existing prior to the Effective Date. "Old Stock Rights" do not include any rights arising out of the ownership of Old Securities.

64. "OLD WARRANTS" means warrants to purchase 15,000,000 shares of Old FCI Common Stock issued pursuant to a Stock and Warrant Purchase Agreement dated as of August 11, 1992.

65. "ORDER" means an order or judgment of the Bankruptcy Court as entered on the Docket.

66. "ORDINARY COURSE PROFESSIONALS' ORDER" means the order which, if entered by the Clerk, will authorize the Debtors to (a) employ various professionals who are not directly working to implement the Reorganization Cases and (b) pay such professionals without need for application, hearing and Final Order.

67. "OTHER SECURED CLAIM" means any Allowed Secured Claim not classified in Class 1. Other Secured Claims are classified in Class 2A et seq.

68. "PERSON" means any individual, corporation, general partnership, limited partnership, limited liability partnership, limited liability company, association, joint stock company, joint venture, government or political subdivision, official committee appointed by the United States Trustee, unofficial committee of creditors or equity Holders, or other entity (as defined in the Bankruptcy Code).

69. "PETITION DATE" means July 11, 1997, the date on which the Reorganization Cases were Filed.

70. "PLAN" means this plan of reorganization for the Debtors in the Reorganization Cases and all exhibits and schedules annexed hereto or referred to herein, as such may be amended, modified or supplemented from time to time. This plan of reorganization modifies the Debtors' Joint Plan of Reorganization filed with the Court on July 11, 1997.

71. "POST-PETITION TAX CLAIMS" means Administrative Claims and other Claims by a governmental unit for taxes (and for interest and/or penalties related to such taxes) for any tax year or period, all or any portion of which occurs or falls within the period from and including the Petition Date through and including the Effective Date.

72. "PREPETITION CREDIT FACILITY" means the Second Amended and Restated Credit Agreement, dated as of April 10, 1996, and amended through March 7, 1997, among TWS Funding, Inc., as borrower, Flagstar, certain lenders and co-administrative agents named therein and Citibank, N.A., as funding agent.

73. "PRIORITY CLAIM" means an Allowed Claim entitled to priority under sections 507(a)(3) through 507(a)(7) of the Bankruptcy Code, but excludes Priority Tax Claims.

74. "PRIORITY TAX CLAIM" means an Allowed Claim for an amount entitled to priority under section 507(a)(8) of the Bankruptcy Code.

75. "PRO RATA" means proportionately so that, with respect to any Class, the ratio of (a) the amount of consideration distributed on account of a particular Allowed Claim or Allowed Interest to (b) the amount of the Allowed Claim or Allowed Interest, is the same as the ratio of (x) the amount of consideration distributed on account of all Allowed Claims or Allowed Interests of the Class in which the particular Allowed Claim or Allowed Interest is included to (y) the aggregate amount of all Allowed Claims or Allowed Interests of that Class.

76. "PROSPECTUS" means the Disclosure Statement used to solicit prepetition votes on the Plan.

77. "REGISTRATION RIGHTS AGREEMENT" means that certain Registration Rights Agreement between Reorganized Flagstar and all holders of 10% or more of the New Common Stock substantially in the form of Exhibit 4.39 to the Registration Statement on Form S-4 of FCI of which the Prospectus is a part.

78. "REINSTATED," means, with respect to any Allowed Claim or Allowed Interest, that such Claim or Interest shall be treated as Unimpaired on or prior to the Effective Date.

79. "REORGANIZATION CASES" means the Debtors' cases under chapter 11 of the Bankruptcy Code.

80. "REORGANIZED FLAGSTAR" means the corporation having such name as shall be determined prior to the Confirmation Date by the Board of Directors of FCI, a Delaware corporation, as the surviving corporation in the merger of Flagstar with and into FCI as of the Effective Date.

81. "REORGANIZED FLAGSTAR BYLAWS" means the amended and restated bylaws of Reorganized Flagstar that will be effective on the Effective Date, in the form which will be Filed at or prior to the Confirmation Hearing, which bylaws shall be prepared in consultation with the Ad Hoc Debentureholders Committee.

82. "REORGANIZED FLAGSTAR CERTIFICATE OF INCORPORATION" means the amended and restated certificate of incorporation that will be effective on the Effective Date, in the form which will be Filed at or prior to the Confirmation Hearing, which certificate of incorporation shall be prepared in consultation with the Ad Hoc Debentureholders Committee.

83. "SECURED CLAIM" means any Claim that is secured by a lien on property in which the Estates have an interest or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Claim Holder's interest in the Estates' interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code.

84. "SECURITIES CLAIM" means (a) any Claim arising from rescission of a purchase or sale of Old FCI Common Stock or for damages arising from the purchase or sale of Old FCI Common Stock, or (b) any Claim for indemnity, reimbursement, or contribution on account of any such Claim.

85.  "SENIOR   SUBORDINATED   CLAIMS"  means  Claims  arising  from  the  Senior
Subordinated Debentures.

86. "SENIOR SUBORDINATED DEBENTURES" means, collectively, the 11.25% Debentures and the 11 3/8% Debentures.

87. "SENIOR UNSECURED CLAIMS" means Claims arising from the Old Senior Notes.

88. "SUBSIDIARY" means any directly or indirectly wholly-owned subsidiary of either of the Debtors.

89. "TRADE  CLAIMS" means any unsecured  Claim against the Company  arising from
(i) the delivery of goods or services in the ordinary course of business (ii) any claim of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") arising under the Letter

Agreement, dated as of January 16, 1997, among FCI, Flagstar, and DLJ or (iii) insurance-related service (including insurance premiums). "Trade Claim" excludes Claims (i) arising under Sections 502(e) and 502(g) of the Bankruptcy Code, (ii) of the type described in Section 726(a)(4) of the Bankruptcy Code, or (iii) arising in tort for personal injury or property loss.

90. "UCC" means the Delaware Uniform Commercial Code, as in effect at any relevant time.

91. "UNIMPAIRED" means, with reference to a Class of Claims or Interests, that the Class is not Impaired. An Unimpaired Class is not entitled to vote on the Plan.

92. "UNSECURED CLAIM" means any Claim that is not an Administrative Claim, Priority Claim, Priority Tax Claim or Secured Claim.

93. "VOTING DEADLINE" means the date on which Ballots must be received by the Debtors at their address set forth on the applicable Ballot. For purposes of the Plan, the Voting Deadline is 12:00 Midnight, Eastern Time, on Monday, July 7, 1997, or, if the Debtors extend the Voting Deadline pursuant to Section VIII.E below, the latest date on which a Ballot will be accepted.

B. INTERPRETATION AND COMPUTATION OF TIME.

       1. Defined Terms.

Any term used in the Plan that is not defined in the Plan, either in Article II (Definitions) or elsewhere, but that is used in the Bankruptcy Code, the Bankruptcy Rules or the Local Bankruptcy Rules, has the meaning assigned to that term in the Bankruptcy Code, the Bankruptcy Rules or the Local Bankruptcy Rules, as the case may be.

       2. Rules of Interpretation.

For purposes of the Plan: (a) whenever it appears appropriate from the context, each term, whether stated in the singular or the plural, shall include both the singular and the plural; (b) any reference in the Plan to a contract, instrument, release or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; provided, however, that any change to such form, terms, or conditions which is material to a party to such document shall not be made without such party's consent; (c) any reference in the Plan to an existing document or exhibit Filed or to be Filed means such document or exhibit, as it may have been or (to the extent otherwise permitted, hereafter) may be amended, modified or supplemented from time to time; (d) unless otherwise specified in a particular reference, all references in the Plan to paragraphs, sections, articles and Exhibits are references to paragraphs, sections, articles and Exhibits of or to the Plan; (e) the words "herein," "hereof," "hereto," "hereunder" and others of similar import refer to the Plan in its entirety rather than to only a particular portion of the Plan; (f) captions and headings to Articles and paragraphs are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretations of the Plan; (g) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; and (h) all exhibits to the Plan are incorporated into the Plan, and shall be deemed to be included in the Plan, provided that they are Filed no later than the Confirmation Hearing.

       3. Time Periods.

In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

                                      III.

                 DESIGNATION OF CLASSES OF CLAIMS AND INTERESTS

The following is a designation of the Classes of Claims and Interests under the Plan. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims have not been classified and are excluded from the following Classes. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class, and is classified in another Class or Classes to the extent that any remainder of the Claim or Interest qualifies within the description of such other Class or Classes. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest is an Allowed Claim or Allowed Interest in that Class and has not been paid, released or otherwise satisfied before the Effective Date; a Claim or Interest which is not an Allowed Claim or Allowed Interest is not in any Class. A Disputed Claim or Disputed Interest, to the extent that it subsequently becomes an Allowed Claim or Allowed Interest, shall be included in the Class for which it would have qualified had it not been disputed. Notwithstanding anything to the contrary contained in the Plan, no distribution shall be made on account of any Claim or Interest which is not an Allowed Claim or an Allowed Interest.

       A. Secured Claims.

       CLASS 1: Bank Claims.

       CLASS 2A
         ET SEQ.: Other Secured Claims.

       B. Unsecured Claims.

       CLASS 3: Priority  Claims.   CLASS 4: Senior  Unsecured Claims.  CLASS 5:
       Senior Subordinated Claims.  CLASS 6: 10% Convertible  Claims.  CLASS 7A:
       General Unsecured Claims against Flagstar. CLASS 7B: General Unsecured Claims against FCI.

       C. Interests And Claims Relating To Interests.

       CLASS 8: Allowed Interests of Holders of Old FCI Preferred Stock. CLASS 9: Allowed Interests of Holders of Old FCI Common Stock.
       CLASS 10: Allowed Interests of Holders of Old Stock Rights and all Allowed Claims arising out of any such Old Stock Rights, including, without limitation, all Claims arising out of the rejection of Old Stock Rights. CLASS 11: Securities Claims. CLASS 12: FCI's Interest in Flagstar.

                                       IV.

            GENERAL PROVISIONS FOR TREATMENT OF CLAIMS AND INTERESTS

A. Unclassified Claims.

1. Administrative Claims.

a. General.

Subject to certain additional requirements for professionals and certain other entities set forth below, Reorganized Flagstar shall pay to each Holder of an Allowed Administrative Claim, on account of its Administrative Claim and in full satisfaction thereof, Cash equal to the amount of such Allowed Administrative Claim, unless the Holder and the Debtors or Reorganized Flagstar agree or shall have agreed to other treatment of such Claim, or an order of the Bankruptcy Court provides for other terms; provided that if incurred in the ordinary course of business or otherwise assumed by the Debtors pursuant to the Plan (including Administrative Claims of governmental units for taxes), an Allowed Administrative Claim will be assumed on the Effective Date and paid, performed or settled by Reorganized Flagstar when due in accordance with the terms and conditions of the particular agreement(s) governing the obligation in the absence of the Reorganization Cases.

b. Payment of Statutory Fees.

On or before the Effective Date, all fees payable pursuant to 28 U.S.C. Section 1930, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid in Cash equal to the amount of such Administrative Claim.

c. Treatment of Priority Tax Claims.

Unless otherwise agreed to by the Debtors and a Holder of a Priority Tax Claim, each Holder of an Allowed Priority Tax Claim shall receive (i) Cash equal to the unpaid portion of such Allowed Priority Tax Claim on the later of (a) the Effective Date and (b) the date on which such Claim becomes an Allowed Priority Tax Claim; or (ii) payment at such time as specified under applicable laws. The Holders of Allowed Priority Tax Claims are not entitled to vote on the Plan. Pursuant to Section 1123(a)(1) of the Bankruptcy Code, Priority Tax Claims are not designated a Class of Claims for purposes of the Plan.

d. Bar Date For Administrative Claims.

             (1) General Provisions.

Except as provided below for (i) non-tax liabilities incurred in the ordinary course of business by the Debtors in Possession and (ii) Post-petition Tax Claims, requests for payment of Administrative Claims must be Filed and served on counsel for the Debtors and Reorganized Flagstar no later than (x) sixty (60) days after the Effective Date, or (y) such later date, if any, as the Bankruptcy Court shall order upon application made prior to the end of such 60-day period. Holders of Administrative Claims (including, without limitation, professionals requesting compensation or reimbursement of expenses and the Holders of any Claims for federal, state or local taxes) that are required to File a request for payment of such Claims and that do not File such requests by the applicable bar date shall be forever barred from asserting such Claims against the Debtors or Reorganized Flagstar, or any of their respective properties.

             (2) Professionals.

All professionals or other Persons requesting compensation or reimbursement of expenses pursuant to any of sections 327, 328, 330, 331, 503(b) and 1103 of the Bankruptcy Code for services rendered on or before the Effective Date (including, without limitation, any compensation requested by any professional or any other Person for making a substantial contribution in the Reorganization Cases) shall File and serve on Reorganized Flagstar and counsel for Reorganized Flagstar an application for final allowance of compensation and reimbursement of expenses no later than (i) sixty (60) days after the Effective Date, or (ii) such later date, if any, as the Bankruptcy Court shall order upon application made prior to the end of such 60-day period; PROVIDED, HOWEVER, that any Professional who may receive compensation or reimbursement of expenses pursuant to the Ordinary Course Professionals' Order without having filed an application may continue to receive compensation or reimbursement for services rendered before the Effective Date without further Bankruptcy Court review or approval pursuant to the Ordinary Course Professionals' Order.

Hebb & Gitlin and Houlihan, Lokey, Howard & Zukin ("HLHZ") will remain as advisors to the Ad Hoc Debentureholder Committee during the pendency of the Reorganization Cases. The Debtors will assume Hebb & Gitlin's and HLHZ's pre-petition retainer agreements for fees and expenses. Under such agreements, Flagstar or HLHZ or Hebb & Gitlin may terminate Hebb & Gitlin's and HLHZ's engagement on 5 days' written notice. The agreement will automatically terminate upon the consummation of the Reorganization Cases.

Reorganized Flagstar shall pay the contractual claims of the Indenture Trustees for their fees and expenses including their reasonable attorneys' fees. To the extent, after being furnished with normal supporting documents for such fees and expenses, Reorganized Flagstar does not agree on what fees and expenses are reasonable, the dispute shall be resolved by the Bankruptcy Court. The Indenture Trustees shall not attach or set off any of their fees and expenses against distributions to debenture holders.

             (3) Ordinary Course Liabilities.

Holders of Administrative Claims based on liabilities incurred in the ordinary course of the Debtors' businesses (other than Claims of governmental units for taxes or Claims and/or penalties related to such taxes) shall not be required to File any request for payment of such Claims. Such Administrative Claims shall be assumed and paid by Reorganized Flagstar pursuant to the terms and conditions of the particular transaction giving rise to such Administrative Claim, without any further action by the Holders of such Claims.

             (4) Tax Claims.

All requests for payment of Post-petition Tax Claims, for which no bar date has otherwise been previously established, must be Filed on or before the later of
(i) sixty (60) days following the Effective Date; and (ii) 120 days following the filing of the tax return for such taxes for such tax year or period with the applicable governmental unit. Any Holder of any Post-petition Tax Claim that is required to File a request for payment of such taxes and that does not File such a Claim by the applicable bar date shall be forever barred from asserting any such Post-petition Tax Claim against any of the Debtors, Reorganized Flagstar, or any of their respective properties, whether any such Post-petition Tax Claim is deemed to arise prior to, on, or subsequent to, the Effective Date.

B. Treatment Of Secured Claims.

       1. Class 1 (Bank Claims).

CLASS 1 consists of all Claims, if any, of the Banks against the Debtors arising from the Prepetition Credit Facility including all Claims arising pursuant to any guarantee thereof and any pledge of assets as security therefor. Class 1 is Unimpaired and, accordingly, is not entitled to vote on the Plan. On the Effective Date, the Prepetition Credit Facility and, to the extent provided, the related guarantees and pledges (collectively, the "GUARANTEES") by the Company, will be Reinstated with Reorganized Flagstar as the guarantor under the Guarantees.

       2. Class 2a et seq. (Other Secured Claims).

CLASS 2A ET SEQ. All Secured Claims that are not included in Class 1 (defined in the Plan as the "Other Secured Claims") shall be classified in Classes 2A et seq.). These Classes will be further divided into subclasses designated by letters of the alphabet (CLASS 2A, CLASS 2B, and so on), so that each Holder of any Other Secured Claim is in a Class by itself, except to the extent that there are Other Secured Claims that are substantially similar to each other and may be included within a single Class. The Debtors shall File a schedule of each Other Secured Claim on or before ten (10) days prior to the commencement of the Confirmation Hearing. Each Allowed Other Secured Claim will be treated as follows: Either (a) the Plan shall leave unaltered the legal, equitable and contractual rights to which such Claim entitles the Holder; (b) (i) the Debtors shall cure any default with respect to such Claim that occurred before or after the relevant Petition Date, (ii) the maturity of such Claim shall be reinstated as such maturity existed before any such default, (iii) the Holder of such Claim shall be compensated for any damages incurred as a result of any reasonable reliance by the Holder on any right to accelerate its Claim, and (iv) the legal, equitable, and contractual rights of such Holder will not otherwise be altered; or (c) such Claim shall receive such other treatment to which the Holder shall consent. The Holder of each Allowed Other Secured Claim which is treated as set forth in clause (a), (b) or (c) of this paragraph will be Unimpaired and will not be entitled to vote for or against the Plan.

C. Treatment of Unsecured Claims.

       1. Class 3 (Priority Claims).

CLASS 3 consists of the Allowed Priority Claims. Class 3 Claims are Unimpaired and, accordingly, Holders of Allowed Class 3 Claims are not entitled to vote on the Plan. Each Holder of an Allowed Class 3 Claim shall be entitled to receive Cash equal to the amount of such Claim, unless the Holder of such Claim and Reorganized Flagstar agree to a different treatment, on the latest of (a) the Effective Date or as soon as practicable thereafter, (b) the date such Claim becomes an Allowed Priority Claim, and (c) the date that such Claim would be paid in accordance with any terms and conditions of any agreements or understandings relating thereto between the Debtors and the Holder of such Claim.

       2. Class 4 (Senior Unsecured Claims).

CLASS 4 consists of the Allowed Unsecured Claims of Holders of Old Senior Notes. Class 4 is Impaired and, accordingly, is entitled to vote on the Plan. Each Holder will receive a Pro Rata portion of the New Senior Notes representing 100% of the principal amount of the Old Senior Notes currently outstanding and accrued interest thereon through the Effective Date (subject to the right of Reorganized Flagstar to pay cash for interest accrued through the Effective
Date); provided, however, that if the Class of Holders of Old Senior Notes does not consent to the Plan, the Old Senior Notes shall either be, in the sole discretion of Reorganized Flagstar, unimpaired (with no change to the interest rates, maturity dates or other terms or provisions of the Old Senior Notes) or exchanged for New Senior Notes which will bear interest at a rate which the Bankruptcy Court finds appropriate under the cramdown provisions of 11 U.S.C.
Section 1129(b) (with a maturity date and having other terms and provisions set forth herein for the New Senior Notes). Class 4 will consist of Claims in respect of the Old Senior Notes, including an aggregate principal amount of $550 million and aggregate
                                       15
accrued and unpaid interest of $16 million through, but not including, the Petition Date (assuming the Petition Date occurs on July 31, 1997).

       3. Class 5 (Senior Subordinated Claims).

CLASS 5 consists of Allowed Unsecured Claims of Holders of Senior Subordinated Debentures. Class 5 is Impaired and, accordingly, is entitled to vote on the Plan. On the Effective Date or as soon as practicable thereafter, each Holder of an Allowed Class 5 Claim will receive on account of the unpaid principal amount plus unpaid interest which accrued prior to the Petition Date on its Senior Subordinated Debentures, 44.986 shares of New Common Stock for each $1,000 of 11.25% Debentures and 45.614 shares of New Common Stock for each $1,000 of 11 3/8% Senior Debentures which it holds. Holders of Allowed Senior Subordinated
Claims will receive in the aggregate, on a Pro Rata basis, 95.5% of the New Common Stock to be issued and outstanding on the Effective Date.

       4. Class 6 (10% Convertible Claims)

CLASS 6 consists of Allowed Unsecured Claims of Holders of 10% Convertible Debentures. Class 6 is Impaired and, accordingly, is entitled to vote on the Plan. On the Effective Date or as soon as practicable thereafter each Holder of an Allowed Class 6 Claim will receive on account of the unpaid principal amount plus all unpaid interest which accrued prior to the Petition Date on its 10% Convertible Debentures, (x) 18.134 shares of New Common Stock and (y) its Pro Rata share of New Warrants for each $1,000 of 10% Convertible Debentures which it holds. Holders of Allowed 10% Convertible Claims will receive in the aggregate, on a Pro Rata basis, (i) 4.50% of the New Common Stock to be issued and outstanding on the Effective Date and (ii) the New Warrants.

In the event that Class 6 does not accept the Plan, then no Holder of any Claim or Interest junior to the Allowed Class 6 Claims shall receive or retain any interest or property under the Plan.

       5. Classes 7A and 7B (General Unsecured Claims).

Classes 7A and 7B (collectively, "Class 7") are Unimpaired. Class 7A consists of all Claims against Flagstar and Class 7B consists of all Claims against FCI, except Administrative Claims, Priority Tax Claims and Claims in Classes 1 through 6, and including, but not limited to, Claims resulting from the rejection of leases or executory contracts.

Unless otherwise agreed to by the parties, the legal, equitable and contractual rights of each Holder of an Allowed Claim in Class 7 will either (a) not be altered by this Plan or (b) at the option of the Debtors, receive such other treatment that will result in such Allowed Claim being deemed Unimpaired.

Class 7 also includes Trade Claims. As set forth in IV.E.1 below, the Debtors intend to seek Bankruptcy Court approval to pay in the ordinary course of business all outstanding Trade Claims to trade creditors who continue to provide normal trade credit terms to or have reinstated normal trade credit terms for the Company or who have previously agreed to compromise their Claims in a manner acceptable to the Debtor. In any event, all Allowed Claims in Class 7 that have become due and owing on or before the Effective Date (unless previously paid during the Reorganization Cases) will be paid in full, in Cash (with interest, to the extent permitted by the Bankruptcy Court), on, or as soon as practicable after the Effective Date, or at such other time as is mutually agreed upon by the Debtors and the Holder of such Claim, or if not due and owing on the Effective Date, such Trade Claims shall be Reinstated and paid in full in accordance with their respective terms or otherwise rendered Unimpaired.

Allowed Claims in Class 7 are not Impaired and will be deemed to have accepted the Plan. Holders of Claims in Class 7 are not required to file proofs of claim with the Bankruptcy Court and no bar date will be enforced as to such Claims.

D. Interests.

       1. Class 8 (Interests of Holders of Old FCI Preferred Stock).

CLASS 8 consists of the Allowed Interests of Holders of Old FCI Preferred Stock. No Holder of any Claim or Interest in this Class 8 shall receive or retain any interest or property under the Plan. Class 8 is Impaired and therefore is deemed to have rejected the Plan.

       2. Class 9 (Interests of Holders of Old FCI Common Stock).

CLASS 9 consists of the Allowed Interests of Holders of Old FCI Common Stock. No holder of any Claim or Interest in Class 9 shall receive or retain any interest or property under the Plan. Class 9 is Impaired and therefore is deemed to have rejected the Plan.

      3. Class 10 (Interests of Holders of Old Stock Rights and all Claims Arising out of Such Old Stock Rights).

CLASS 10 consists of Interests of Holders of Old Stock Rights and all Claims arising out of any such Old Stock Rights, including, without limitation, all Claims arising out of the rejection of Old Stock Rights. The Holders of Allowed Class 10 Interests, if any, shall not receive any interests or property on account of their Interests. Class 10 is Impaired and is deemed to have rejected the Plan. Accordingly, Class 10 is not entitled to vote on the Plan.

       4. Class 11 (Securities Claims).

CLASS 11 consists of Securities Claims (if any exist). Although Class 11 is Impaired under the Plan, the votes of Holders of Class 11 Claims (if any) are not being solicited: if there are any such claims, the Debtors intend to seek to cram down Class 11 pursuant to Section 1129(b) of the Bankruptcy Code. Any Allowed Securities Claims arising from Old FCI Common Stock shall be treated with the same priority as the Old FCI Common Stock pursuant to Section 510(b) of the Bankruptcy Code. Accordingly, Holders of such Claims shall not receive or retain any interest or property under the Plan. Class 11 is impaired and therefore is deemed to have rejected the Plan. The Debtors are currently unaware of any Securities Claims.

       5. Class 12 (FCI's 100% Ownership Interest in Flagstar).

CLASS 12 consists of Interests of FCI arising from its 100% ownership interest in Flagstar. Because FCI and Flagstar will be merged pursuant to this Plan, Class 12 is Impaired.

E. Treatment of Trade Creditors and Employees Under the Plan.

       1. Treatment of Trade Claims.

Trade Claims are Unimpaired and will be paid in full under the Plan. Notwithstanding provisions of the Bankruptcy Code that may defer payment of the Trade Claims until the effectiveness of the Plan, the Debtors have sought or will seek simultaneously with the Filing of this Plan authority from the Bankruptcy Court to immediately pay Holders of Trade Claims arising in the ordinary course who, following commencement of the Reorganization Cases, agree to continue to provide the Company with customary trade terms or to reinstate customary trade terms or who have previously agreed to compromise their Claims in a manner acceptable to the Debtors.

Holders of Trade Claims will not be required to file proofs of claim with the Bankruptcy Court and no bar date will be enforced as to such Trade Claims. On and after the Effective Date, all undisputed, noncontingent and liquidated Trade Claims not already paid will be paid in full or in the ordinary course of business of Reorganized Flagstar. If the Company or Reorganized Flagstar disputes any Trade Claim, such dispute will be determined, resolved or adjudicated, as the case may be, in the manner in which such dispute would have been determined, resolved or adjudicated if the Reorganization Cases had not been commenced, and will survive the Effective Date and the consummation of the Plan as if the Reorganization Cases had not been commenced.

Any Claim arising from the rejection of an executory contract or unexpired lease under the Plan shall not be treated as a Trade Claim, will be determined in accordance with the procedures set forth in Section VII.D. hereof, and will be paid as a Class 7 Claim when and to the extent such Claim is Allowed by the Bankruptcy Court.

       2. Treatment of Employee Claims.

Employee Claims that accrue pre-petition will receive Unimpaired treatment under the terms of the Plan. To ensure the continuity of the Debtors' work force and to further accommodate the Unimpaired treatment of Employee Claims, the Debtors have sought or simultaneous with the Filing of this Plan will seek immediate authorization from the Bankruptcy Court to honor payroll checks outstanding as of the Petition Date (or to issue replacement checks), to permit employees to utilize paid vacation time accrued prior to the Petition Date (so long as they remain employees of the Debtors or Reorganized Flagstar) and to continue paying medical and other benefits under all applicable insurance plans. Employee Claims and benefits not paid or honored prior to the Effective Date will be paid or honored upon the Effective Date or as soon thereafter as such payment or other obligation becomes due or performable. Employees will not be required to file proofs of claim on account of Employee Claims. If the Company or Reorganized Flagstar
                                       17
disputes any Employee Claim, such dispute will be determined, resolved or adjudicated, as the case may be, in the manner in which such dispute would have been determined, resolved or adjudicated if the Reorganization Cases had not been commenced, and will survive the Effective Date and the consummation of the Plan as if the Reorganization Cases had not been commenced.

F. Modification of Treatment of Claims.

The Debtors reserve the right to modify the treatment of any Allowed Claim or Interest in any manner adverse only to the Holder of such Claim or Interest at any time after the Effective Date upon the consent of the creditor or interest holder whose Allowed Claim or Interest, as applicable, is being adversely affected.

G. Registration of New Common Stock.

Each person or entity receiving a distribution of New Common Stock or New Warrants as of the Effective Date representing at least 10% of the fully diluted equity interests in Reorganized Flagstar shall have the right to become a party to the Registration Rights Agreement. The Registration Rights Agreement shall include, without limitation, the terms and conditions to be negotiated.

H. Listing of New Common Stock.

Reorganized Flagstar shall use its best efforts to cause the shares of New Common Stock and New Warrants to be listed on the New York Stock Exchange or the NASDAQ National Market.

                                       V.

                          DISTRIBUTIONS UNDER THE PLAN

A. Disbursing Agent.

Reorganized Flagstar, or such Person(s) as the Debtors may employ in their sole discretion, will act as Disbursing Agent under the Plan. The Disbursing Agent will make all distributions of Cash, New Senior Notes, New Common Stock and New Warrants required to be distributed under the applicable provisions of the Plan. Any Disbursing Agent may employ or contract with other entities to assist in or make the distributions required by the Plan. Each Disbursing Agent will serve without bond, and each Disbursing Agent, other than Reorganized Flagstar, will receive, without further Bankruptcy Court approval, reasonable compensation for distribution services rendered pursuant to the Plan and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services from Reorganized Flagstar on terms acceptable to Reorganized Flagstar.

B. Timing of Distributions.

Property to be distributed hereunder on account of Allowed Claims and Allowed Interests in an Impaired Class (a) shall be distributed on the Effective Date or as soon as practicable thereafter to each Holder of an Allowed Claim or an Allowed Interest in that Class that is an Allowed Claim or an Allowed Interest as of the Effective Date, and (b) shall be distributed to each Holder of an Allowed Claim or an Allowed Interest of that Class that becomes an Allowed Claim or Allowed Interest after the Effective Date, as soon as practicable after the order of the Bankruptcy Court allowing such Claim or Interest becomes a Final Order. Property to be distributed under the Plan on account of Claims in a Class that are not Impaired or on account of an Administrative Claim shall be distributed on the later of (i) the Effective Date or as soon as practicable thereafter, or if any Claim is not an Allowed Claim, on the date the order allowing such Claim becomes a Final Order and (ii) the date on which the distribution to the Holder of the Claim would have been due and payable in the ordinary course of business or under the terms of the Claim if the Reorganization Cases had not been commenced.

C. Methods of Distributions.

       1. Cash Payments.

Cash payments made pursuant to the Plan will be in U.S. dollars. Cash payments of $1,000,000 or more to be made pursuant to the Plan will, to the extent requested in writing no later than five days after the Confirmation Date, be made by wire transfer from a domestic bank. Cash payments to foreign creditors may be made, at the option of the Debtors or Reorganized Flagstar, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction. Cash payments made pursuant to the Plan in the form of checks issued by Reorganized Flagstar shall be null and void if not cashed within 90 days of the date of the issuance thereof. Requests for reissuance of any check shall be made directly to the Disbursing Agent as set forth in Section V.G below.

       2. Transfers of New Common Stock.

Notwithstanding any other provision of the Plan, only whole numbers of shares of New Common Stock will be issued or transferred, as the case may be, pursuant to the Plan. When any distribution on account of an Allowed Claim or Interest pursuant to the Plan would otherwise result in the issuance or transfer of a number of shares of New Common Stock that is not a whole number, the actual distribution of shares of such New Common Stock, will be rounded to the next higher or lower whole number as follows: (a) fractions of 1/2 or greater will be rounded to the next higher whole number and (b) fractions of less than 1/2 will be rounded to the next lower whole number. The total number of shares of New Common Stock to be distributed to a Class of Claims or Interests, will be adjusted as necessary to account for the rounding provided for in this Section. No consideration will be provided in lieu of fractional shares that are rounded down.

       3. Compliance with Tax Requirements.

In connection with the distributions set forth herein, to the extent applicable, the Disbursing Agent shall comply with all tax withholding and reporting requirements imposed on it by any governmental unit, and all distributions pursuant to this Plan will be subject to such withholding and reporting requirements. The Disbursing Agent will be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements.

Notwithstanding any other provision contained herein: (i) each Holder of an Allowed Claim or Interest that is to receive a distribution of Cash, New Common Stock or New Warrants pursuant to the Plan will have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations, on account of such distribution; and (ii) no distribution will be made to or on behalf of such Holder pursuant to the Plan unless and until such Holder has made arrangements satisfactory to the Disbursing Agent for the payment and satisfaction of such tax obligations. Any Cash, New Common Stock or New Warrants to be distributed pursuant to the Plan will, pending the implementation of such arrangements, be treated as an undeliverable distribution pursuant to Section V.G of the Plan.

D. Pro Rata Distribution.

Where the Plan provides for Pro Rata distribution, the property to be distributed under this Plan shall be divided Pro Rata among the Holders of Allowed Claims or Allowed Interests of the relevant Class.

E. Distribution Record Date.

As of the close of business on the Distribution Record Date, the transfer registers for the Old Securities maintained by the Debtors, or their respective agents, will be closed. The Disbursing Agent and its respective agents will have no obligation to recognize the transfer of any Old Securities occurring after the Distribution Record Date, and will be entitled for all purposes relating to this Plan to recognize and deal only with those Holders of record as of the close of business on the Distribution Record Date.

F. Surrender of Cancelled Debt Instruments or Securities.

As a condition precedent to receiving any distribution pursuant to this Plan on account of an Allowed Claim or Allowed Interest evidenced by the instruments, securities or other documentation ("Instruments") cancelled pursuant to Section IX.B.1, below hereof, the Holder of such Claim or Interest shall tender the applicable Instruments evidencing such Claim or Interest to the Disbursing Agent pursuant to a letter of transmittal furnished by the Disbursing Agent. Any Cash, New Common Stock or New Warrants to be distributed pursuant to this Plan on account of any such Claim or Interest will, pending such surrender, be treated as an undeliverable distribution pursuant to Section V.G below.

       1. Special Procedures for Lost, Stolen, Mutilated or Destroyed
          Instruments.

In addition to any requirements under the Debtors' pre-petition Certificates of Incorporation or Bylaws, any Holder of a Claim or an Interest evidenced by an Instrument that has been lost, stolen, mutilated or destroyed will, in lieu of surrendering such Instrument, deliver to the Disbursing Agent: (a) evidence satisfactory to the Disbursing Agent of the loss, theft, mutilation or destruction; and (b) such security or indemnity as may be required by the Disbursing Agent to hold the Disbursing Agent harmless from any damages, liabilities or costs incurred in treating such individual as a Holder of an Instrument. Upon compliance with this Section, the Holder of a Claim or Interest evidenced by any such lost, stolen, mutilated or destroyed Instrument will, for all purposes under the Plan, be deemed to have surrendered such Instrument.

       2. Failure to Surrender Cancelled Instrument.

Any Holder of an Instrument that fails to surrender or be deemed to have surrendered such Instrument within two years after the Effective Date will have its claim for a distribution pursuant to the Plan on account of such Instrument discharged and shall be forever barred from asserting any such claim against Reorganized Flagstar or its property. In such cases, any Cash, New Common Stock or New Warrants held for distribution on account of such claim will be disposed of pursuant to the provisions of Section V.G hereof.

G. Undeliverable or Unclaimed Distributions.

Any Person that is entitled to receive a Cash distribution under this Plan but that fails to cash a check within 90 days of its issuance shall be entitled to receive a reissued check from Reorganized Flagstar for the amount of the original check, without any interest, if such person requests the Disbursing Agent to reissue such check and provides the Disbursing Agent with such documentation as the Disbursing Agent requests to verify that such Person is entitled to such check, prior to the second anniversary of the Effective Date. If a Person fails to cash a check within 90 days of its issuance and fails to request reissuance of such check prior to the second anniversary of the Effective Date, such Person shall not be entitled to receive any distribution under this Plan. If the distribution to any Holder of an Allowed Claim or Allowed Interest is returned to a Disbursing Agent as undeliverable, no further distributions will be made to such Holder unless and until the applicable Disbursing Agent is notified in writing of such Holder's then-current address. Undeliverable distributions will remain in the possession of the applicable Disbursing Agent pursuant to Section V.A. of the Plan until such time as a distribution becomes deliverable. Undeliverable Cash will be held in trust in segregated bank accounts in the name of the applicable Disbursing Agent for the benefit of the potential claimants of such funds, and will be accounted for separately. Any Disbursing Agent holding undeliverable Cash shall invest such Cash in a manner consistent with the Debtors' investment and deposit guidelines. Undeliverable New Common Stock and New Warrants will be held in trust for the benefit of the potential claimants of such securities by the applicable Disbursing Agent in principal amounts or number of shares sufficient to fund the unclaimed amounts of such securities and shall be accounted for separately.

Pending the distribution of any New Common Stock, pursuant to the Plan, the Disbursing Agent will cause the New Common Stock held by it in its capacity as Disbursing Agent to be: (A) represented in person or by proxy at each meeting of the stockholders of Reorganized Flagstar; and (B) voted with respect to any matter of Reorganized Flagstar, proportionally with the votes cast by other stockholders of Reorganized Flagstar.

H. Objections to Claims and Authority to Prosecute Objections; Claims
   Resolution.

       1. Generally.

Except as otherwise provided in paragraph H.2 below and except as otherwise ordered by the Bankruptcy Court after notice and a hearing, objections to Claims, including without limitation Administrative Claims, shall be Filed and served upon the Holder of such Claim or Administrative Claim no later than the later of (a) 60 days after the Effective Date, and (b) 60 days after a proof of claim or request for payment of such Claim is Filed, unless this period is extended by the Bankruptcy Court; such extension may be granted on an ex parte basis without notice or hearing. After the Confirmation Date, only the Debtors and Reorganized Flagstar will have the authority to File objections, settle, compromise, withdraw or litigate to judgment objections to Claims and Interests. From and after the Confirmation Date, the Debtors and Reorganized Flagstar may settle or compromise any Disputed Claim or Disputed Interest without approval of the Bankruptcy Court.

       2. Professionals, Administration Claims, Trade Claims and Employee
          Claims.

Except as otherwise ordered by the Bankruptcy Court, objections to claims of professionals shall be governed by the provisions of section IV.A.1.d(2) hereof. Objections to Administrative Claims based upon ordinary course liabilities, Trade Claims and Employee Claims shall be governed by applicable law as if the Reorganization Cases had not been commenced.

I. Disputed Claims; Reserve and Estimations.

       1. Treatment of Disputed Claims.

Notwithstanding any other provisions of this Plan, no payments or distributions will be made on account of a Disputed Claim or a Disputed Interest until such Claim or Interest becomes an Allowed Claim or Allowed Interest. Prior to the Petition Date, the Debtors will deliver Stipulations of Amount and Nature of Claim to the Holders of Bank Claims and the Indenture Trustees. Such Stipulations, once executed and to the extent unpaid, will be treated as Allowed Claims as of the Petition Date in the amounts set forth in such Stipulation of Amount and Nature of Claim and will not be treated as Disputed Claims. The Debtors or Reorganized Flagstar may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to section 502(c) of the Bankruptcy Code, irrespective of whether the Debtors or Reorganized Flagstar has previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection unless such ruling has become a final order. The Bankruptcy Court will retain jurisdiction to estimate any contingent or unliquidated Claim at any time during litigation concerning any objection to the Claim, including during the pendency of any appeal relating to any such objection. If the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount will constitute either the amount of such Allowed Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the Debtors or Reorganized Flagstar may elect to pursue any supplemental proceedings to object to any ultimate payment on account of such Claim. All of these Claims objection, estimation and resolution procedures are cumulative and not necessarily exclusive of one another. In addition to seeking estimation of Claims as provided in this Section, the Debtors or Reorganized Flagstar may resolve or adjudicate certain Disputed Claims of Holders in Unimpaired Classes in the manner in which the amount of such Claim and the rights of the Holder of such Claim would have been resolved or adjudicated if the Reorganization Cases had not been commenced, provided, however, that the amount of such claim and the remedies available shall not be limited by the discharge and other applicable bankruptcy law. Claims may be subsequently compromised, settled, withdrawn or resolved by the Debtors or Reorganized Flagstar pursuant to Section H hereof.

       2. Distributions on Account of Disputed Claims Once They are Allowed.

Within 30 days after the end of each calendar quarter following the Effective Date, the applicable Disbursing Agent will make all distributions on account of any Disputed Claim or Disputed Interest that has become an Allowed Claim or Allowed Interest during the preceding calendar quarter. Such distributions will be made pursuant to the provisions of the Plan governing the applicable Class. Holders of Disputed Claims or Disputed Interests that are ultimately allowed will also be entitled to receive, on the basis of the amount ultimately allowed:
(i) matured and payable interest, if any, at the rate provided for the Class to which such Claim belongs; and (ii) any dividends or other payments made on account of New Common Stock held pending distribution.

J. Setoffs.

Except with respect to claims of the Debtors or Reorganized Flagstar released pursuant to the Plan or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, the Debtors or Reorganized Flagstar may, pursuant to section 553 of the Bankruptcy Code or applicable nonbankruptcy law, set off against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Claim (before any distribution is made on account of such Claim), the claims, rights and causes of action of any nature that the Debtors or Reorganized Flagstar may hold against the Holder of such Allowed Claim; provided, however, that neither the failure to effect such a setoff nor the Allowance of any Claim hereunder will constitute a waiver or release by the Debtors or Reorganized Flagstar of any such claims, rights and causes of action that the Debtors or Reorganized Flagstar may possess against such Holder. Furthermore, the Claims in Classes 4, 5 and 6 of the Plan shall not be subject to offset, counterclaim, reconsideration or recoupment.

K. Termination of Subordination.

The classification and manner of satisfying all Claims and Interests under the Plan take into consideration all contractual, legal and equitable subordination rights, whether arising under general principles of equitable subordination, section 510(c) of the Bankruptcy Code or otherwise, that a Holder of a Claim or Interest may have against other Claim or Interest Holders with respect to any distribution made pursuant to this Plan. On the Confirmation Date, all contractual, legal or equitable subordination rights that a Holder of a Claim or Interest may have with respect to any distribution to be made pursuant to this Plan will be discharged and terminated, and all actions related to the enforcement of such subordination rights will be permanently enjoined. Accordingly, distributions pursuant to the Plan to Holders of Allowed Claims and Allowed Interests shall not be subject to payment to a beneficiary of such terminated subordination rights, or to levy, garnishment, attachment or other legal process by any beneficiary of such terminated subordination rights.

                                       VI.

                      INDIVIDUAL HOLDER PROOFS OF INTEREST

Individual Holders of Interests in Classes 8 and 9 are not required to File proofs of Interests unless they disagree with the number of shares set forth on the Debtors' stock register.

                                      VII.

              TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A. Assumptions.

Except as otherwise provided herein, or in any contract, instrument, release, indenture or other agreement or document entered into in connection with this Plan, on the Effective Date, pursuant to section 365 of the Bankruptcy Code, the Debtors will assume each executory contract and unexpired lease entered into by the Debtors prior to the Petition Date that has not previously (a) expired or terminated pursuant to its own terms or (b) been assumed or rejected pursuant to section 365 of the Bankruptcy Code. The Confirmation Order will constitute an Order of the Bankruptcy Court approving the assumptions described in this Section, pursuant to section 365 of the Bankruptcy Code, as of the Effective Date.

B. Cure of Defaults in Connection with Assumption.

Any monetary amounts by which each executory contract and unexpired lease to be assumed pursuant to the Plan is in default will be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, at the option of the Debtors or Reorganized Flagstar: (a) by payment of the default amount in Cash on the Effective Date or as soon as practicable thereafter or (b) on such other terms as are agreed to by the parties to such executory contract or unexpired lease.

If there is a dispute regarding:

(i) the amount of any cure payments; (ii) the ability of Reorganized Flagstar to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed; or (iii) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code will be made following the entry of a Final Order resolving the dispute and approving the assumption.

C. Rejections.

Except as otherwise provided herein or in any contract, instrument, release, indenture or other agreement or document entered into in connection with the Plan, on the Effective Date, pursuant to section 365 of the Bankruptcy Code, the Debtors will reject each of the executory contracts and unexpired leases listed on a schedule to be filed prior to the Confirmation Hearing (the "Schedule") hereto; provided, however, that the Debtors reserve the right, at any time prior to the Effective Date, to amend such schedule to delete any executory contract or unexpired lease listed therein, thus providing for its assumption pursuant to Sections VII A and B above. Each contract and lease listed on the Schedule will be rejected only to the extent that any such contract or lease constitutes an executory contract or unexpired lease. Listing a contract or lease on the Schedule does not constitute an admission by the Debtors or Reorganized Flagstar that such contract or lease is an executory contract or unexpired lease or that the Debtors or Reorganized Flagstar has any liability thereunder. The Confirmation Order shall constitute an Order of the Bankruptcy Court approving such rejections, pursuant to section 365 of the Bankruptcy Code, as of the Effective Date.

D. Bar Date for Rejection Damages.

If the rejection of an executory contract or unexpired lease pursuant to the preceding Section gives rise to a Claim by the other party or parties to such contract or lease, such Claim shall be forever barred and shall not be enforceable against the Debtors, Reorganized Flagstar, their successors or properties unless (a) a Stipulation of Amount and Nature of Claim has been entered into with respect to the rejection of such executory contract or unexpired lease or (b) a proof of Claim is Filed and served on Reorganized Flagstar and counsel for Reorganized Flagstar within 30 days after the Effective Date or such earlier date as established by the Bankruptcy Court.

                                      VIII.

                      ACCEPTANCE OR REJECTION OF THIS PLAN

A. Voting Classes.

The Holders of Allowed Claims in Classes 4, 5 and 6 are Impaired and shall be entitled to vote to accept or reject the Plan.

B. Presumed Acceptance of Plan.

The Holders of Allowed Claims and Interests in Classes 1, 2, 3 and 7 are not Impaired under the Plan, and therefore are conclusively presumed to accept the Plan.

C. Presumed Rejections of Plan.

         (a) Because Class 6 voted to reject the Debtors' Joint Plan of Reorganization filed with the Court on July 11, 1997 (the "Original Plan") Holders of Claims and Interests in Classes 8, 9, 10, 11 and 12 were not entitled to receive or retain any property under the Original Plan. Because such rejection of the Original Plan constitutes a rejection of this Plan, Holders of Claims and Interests in Classes 8, 9, 10, 11 and 12 are not entitled to receive or retain any property under the Plan.

         (b) Classes 8, 9, 10, 11 and 12 will not be entitled to receive or retain any property under this Plan, and pursuant to Section 1126(g) of the Bankruptcy Code, are deemed not to have accepted this Plan.

D. Voting Instructions.

Each Holder of an Allowed Claim or an Allowed Interest entitled to vote on the Plan will receive a Ballot. The Ballot will contain two boxes, one indicating acceptance of the Plan and the other indicating rejection of the Plan. Holders of Allowed Claims or Allowed Interests who elect to vote on the Plan must mark one or the other box pursuant to the instructions contained on the Ballot. Any executed Ballot that does not indicate acceptance or rejection of the Plan will be considered a non-vote and will not be counted as an acceptance or rejection of the Plan.

E. Voting Deadline And Extensions.

THE VOTING DEADLINE IS MONDAY, JULY 7, 1997, 12:00 MIDNIGHT, EASTERN TIME. Ballots must be received by the Debtors at their address set forth on the applicable Ballot. To be counted for purposes of voting on the Plan, all of the information requested on the applicable Ballot must be provided. The Debtors reserve the right, in their sole discretion (after consultation with the Ad Hoc Debentureholders Committee), to extend the Voting Deadline, in which case the term "Voting Deadline" shall mean the latest date on which a Ballot will be accepted. To extend the Voting Deadline, the Debtors will make an announcement thereof (via a press release), prior to 9:00 a.m., Eastern Daylight Time, not later than the next business day immediately preceding the previously scheduled Voting Deadline. Such announcement may state that the Debtors are extending the Voting Deadline for a specified period of time or on a daily basis until 5:00 p.m., Eastern Daylight Time, on the date on which sufficient acceptances required to obtain Confirmation of the Plan have been received.

F. Confirmability of Plan and Cramdown.

In the event at least one Impaired Class of Claims votes to accept the Plan (and at least one Impaired Class either votes to reject the Plan or is deemed to have rejected the Plan), the Debtors reserve the right to request the Bankruptcy Court to confirm the Plan under the cramdown provisions of the Bankruptcy Code.

                                       IX.

               MEANS FOR EXECUTION AND IMPLEMENTATION OF THE PLAN

A. Merger.

On the Effective Date, Flagstar will merge with and into FCI, with the surviving corporation having the name of "Flagstar Corporation."

B. Corporate Action.

       1. Cancellation of Old Securities and Related Agreements.

On the Effective Date, the Old Securities and the Old Stock Rights, and all obligations of the Debtors under all of the foregoing, shall be terminated, canceled and extinguished.

       2. Certificate of Incorporation and Bylaw Amendments.

On the Effective Date, Reorganized Flagstar shall adopt the Reorganized Flagstar Certificate of Incorporation and the Reorganized Flagstar Bylaws pursuant to applicable non-bankruptcy law and section 1123(a)(5)(I) of the Bankruptcy Code. The Reorganized Flagstar Certificate of Incorporation and the Reorganized Flagstar Bylaws will, among other provisions: (i) authorize the issuance of the New Common Stock; and (ii) prohibit the issuance of nonvoting equity securities to the extent required by section 1123(a)(6) of the Bankruptcy Code. The Reorganized Flagstar Certificate of Incorporation and the Reorganized Flagstar Bylaws will become effective upon the last to occur of the following: (1) Confirmation of the Plan, (2) the occurrence of the Effective Date and (3) the filing with the Delaware Secretary of State of the Reorganized Flagstar Certificate of Incorporation.

       3. Management of Reorganized Flagstar.

As of the Effective Date, the Persons identified on the Exhibit filed with the Bankruptcy Court on or prior to the Confirmation Date will serve as the initial members of the Board of Directors of Reorganized Flagstar. Such Persons shall be deemed elected to the Board of Directors, and such elections shall be deemed effective as of the Effective Date, without any requirement of further action by stockholders of the Debtors or Reorganized Flagstar. The Persons identified as such in the Disclosure Statement will serve as the initial officers of
Reorganized Flagstar as of the Effective Date. Subject to any requirement of Bankruptcy Court approval under Section 1129(a)(5) of the Bankruptcy Code, those persons designated as directors and officers of Reorganized Flagstar in the Disclosure Statement and an Exhibit to be filed with the Bankruptcy Court on or prior to the Confirmation Date shall assume their offices as of the Effective Date and shall continue to serve in such capacities thereafter, pending further action of the Board of Directors or stockholders of Reorganized Flagstar in accordance with the Reorganized Flagstar Bylaws, Reorganized Flagstar Certificate and applicable state law.

C. New Credit Agreement.

The Debtors anticipate entering into a bank facility from and after the Effective Date.

D. Implementation.

The Debtors shall be authorized to take all necessary steps, and perform all necessary acts, to consummate the terms and conditions of the Plan. On or before the Effective Date, the Debtors may file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate or further evidence the terms and conditions of this Plan and the other agreements referred to herein.

E. Other Documents and Actions.

The Debtors and Reorganized Flagstar may, and shall, execute such documents and take such other actions as are necessary to effectuate the transactions provided for in the Plan.

F. Payment of Statutory Fees.

All fees payable pursuant to 28 U.S.C. Section 1930 (U.S. Trustee Fees) as determined by the Bankruptcy Court at the Confirmation Hearing shall be paid by the Debtors on or before the Effective Date.

G. Term of Injunctions or Stays.

Unless otherwise provided, all injunctions or stays imposed in the Reorganization Cases pursuant to Sections 105 and 362 of the Bankruptcy Code or otherwise and in effect on the Confirmation Date shall remain in full force and effect until the Effective Date.

H. No Interest.

Except as expressly provided herein, no Holder of an Allowed Class or Allowed Interest shall receive interest on the distribution to which such Holder is entitled hereunder, regardless of whether such distribution is made on the Effective Date or thereafter.

I. Retiree Benefits.

On and after the Effective Date, to the extent required by section 1129(a)(13) of the Bankruptcy Code, Reorganized Flagstar shall continue to pay all retiree benefits (if any), as the term "retiree benefits" is defined in section 1114(a) of the Bankruptcy Code, maintained or established by the Debtors prior to the Confirmation Date.

J. Issuance of New Securities.

The issuance of the following securities by Reorganized Flagstar is hereby authorized and directed without further act or action under applicable law, regulation, order or rule:

          (a) 100,000,000 shares of New Common Stock, of which approximately 40,000,000 shares shall be issued and distributed pursuant to the Plan;

          (b) the New Warrants; and

          (c) the New Senior Notes.

                                       X.

                   CONFIRMATION AND EFFECTIVE DATE CONDITIONS

A. Conditions to Confirmation.

Confirmation of this Plan cannot occur until all of the substantive confirmation requirements under the Bankruptcy Code have been satisfied pursuant to section 1129 of the Bankruptcy Code. In addition, the Bankruptcy Court will not enter the Confirmation Order unless the Confirmation Order is acceptable in form and substance to the Debtors (after consultation with the Ad Hoc Debentureholders Committee), and the Confirmation Order expressly authorizes and directs the Debtors and Reorganized Flagstar to perform those actions specified herein. Finally, it shall be a condition to Confirmation that each of the events and actions required by the Plan to occur or to be taken prior to Confirmation shall have occurred or be taken, or the Debtors (after consultation with the Ad Hoc Debentureholders Committee), or the party whose obligations are conditioned by such occurrences or actions, as applicable, shall have waived such occurrences or action and the Bankruptcy Court shall confirm the Plan without such occurrence or action.

B. Conditions to Effective Date.

The Effective Date will not occur and the Plan will not be consummated unless and until each of the following conditions has been satisfied or waived by the Debtors (after consultation with the Ad Hoc Debentureholders Committee and the Creditors' Committee):


          (i) The Confirmation Order shall authorize and direct that the Debtors and Reorganized Flagstar take all actions necessary or appropriate to enter into, implement and consummate the contracts, instruments, releases, leases, indentures and other agreements or documents created in connection with the Plan, including those actions contemplated by the provisions of this Plan set forth in Section XI hereof.

           (ii) The Confirmation Order shall have become a Final Order.

           (iii) The lenders under the New Credit Facility shall be obligated to fund the New Credit Facility on terms acceptable to the Debtors.

           (iv) The statutory fees owing the U.S. Trustee shall have been paid in full.

           (v) All other actions and documents necessary to implement the provisions of the Plan shall have been effected or executed or, if waivable, waived by the Person or Persons entitled to the benefit thereof.

C. Waiver of Conditions to Confirmation and Effective Date.

Each of the conditions to Confirmation and the Effective Date, other than the conditions set forth in Section X.B.iv of the Plan, may be waived in whole or in part by the Debtors at any time (after consultation with the Ad Hoc Debentureholders Committee and the Creditors' Committee), without notice or an Order of the Bankruptcy Court. The failure to satisfy or to waive any condition may be asserted by the Debtors regardless of the circumstances giving rise to failure of such condition to be satisfied (including any action or inaction by the Debtors). The failure of the Debtors to exercise any of the foregoing rights will not be deemed a waiver of any other rights and each such right will be deemed an ongoing right that may be asserted at any time.

If each condition to the Effective Date has not been satisfied or duly waived within 90 days after the Confirmation Date, then (unless the period for satisfaction or waiver of conditions has been extended at the option of the Debtors after consultation with the Ad Hoc Debentureholders Committee for a period not exceeding 120 days) upon motion by any party in interest, made before the time that each of the conditions has been satisfied or duly waived and upon notice to such parties in interest as the Bankruptcy Court may direct, the Confirmation Order will be vacated by the Bankruptcy Court; provided, however that notwithstanding the Filing of such motion, the Confirmation Order may not be vacated if each of the conditions to the Effective Date is either satisfied or duly waived before the Clerk enters a Final Order granting such motion. If the Confirmation Order is vacated pursuant to this Section, the Plan shall be deemed null and void in all respects, including without limitation the discharge of Claims and termination of Interests pursuant to section 1141 of the Bankruptcy Code and the assumptions or rejections of executory contracts and unexpired leases provided for herein, and nothing contained herein shall (1) constitute a waiver or release of any claims by or against, or any interests in, the Debtors or (2) prejudice in any manner the rights of the Debtors.

                                       XI.

                          EFFECTS OF PLAN CONFIRMATION

A. Discharge of Debtors and Injunction.

Except as otherwise provided in the Plan or the Confirmation Order: (i) on the Effective Date, the Debtors shall be deemed discharged and released to the fullest extent permitted by section 1141 of the Bankruptcy Code from all Claims and Interests, including, but not limited to, demands, liabilities, Claims and Interests that arose before the Confirmation Date and all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not: (A) a proof of Claim or proof of Interest based on such debt or Interest is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code, (B) a Claim or Interest based on such debt or Interest is allowed pursuant to section 502 of the Bankruptcy Code or (C) the Holder of a Claim or Interest based on such debt or Interest has accepted the Plan; and (ii) all Persons shall be precluded from asserting against Reorganized Flagstar, its successors, or its assets or properties any other or further Claims or Interests based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Confirmation Date. Except as otherwise provided in the Plan or the Confirmation Order, the Confirmation Order shall act as a discharge of any and all Claims against and all debts and liabilities of the Debtors, as provided in sections 524 and 1141 of the Bankruptcy Code, and such discharge shall void any judgment against the Debtors at any time obtained to the extent that it relates to a Claim discharged.

Except as otherwise provided in the Plan or the Confirmation Order, on and after the Effective Date, all Persons who have held, currently hold or may hold a debt, Claim or Interest discharged pursuant to the terms of the Plan are permanently enjoined from taking any of the following actions on account of any such discharged debt, Claim or Interest: (i) commencing or continuing in any manner any action or other proceeding against the Debtors or Reorganized Flagstar or their successors or their respective properties; (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against the Debtors or Reorganized Flagstar, or their successors or their respective properties; (iii) creating, perfecting or enforcing any lien or encumbrance against the Debtors or Reorganized Flagstar, or their successors or their respective properties; and (iv) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan or the Confirmation Order. Any
                                       26

Person injured by any willful violation of such injunction shall recover actual damages, including costs and attorneys' fees, and, in appropriate circumstances, may recover punitive damages, from the willful violator.

B. Limitation of Liability.

Neither the Debtors nor Reorganized Flagstar, the Ad Hoc Debentureholders Committee, the Informal Committee of Senior Noteholders, and the Creditors' Committee nor any of their respective post-Petition Date employees, officers, directors, agents, or representatives, or any professional persons employed by any of them (including without limitation their respective Designated Professionals), shall have any responsibility, or have or incur any liability, to any Person whatsoever, (i) for any matter expressly approved or directed by the Confirmation Order or (ii) under any theory of liability (except for any claim based upon wilful misconduct or gross negligence), for any act taken or omission made in good faith directly related to formulating, implementing, confirming, or consummating the Plan, the Disclosure Statement, or any contract, instrument, release, or other agreement or document created in connection with the Plan, provided that nothing in this paragraph shall limit the liability of any Person for breach of any express obligation it has under the terms of this Plan or under any agreement or other document entered into by such Person either post-petition or in accordance with the terms of this Plan (except to the extent expressly provided in the Confirmation Order) or for any breach of a duty of care owed to any other Person occurring after the Effective Date.

C. Releases.

On the Effective Date, the Company will release unconditionally, and hereby is deemed to release unconditionally (i) each of the Company's officers, directors, shareholders, employees, consultants, attorneys, accountants, financial advisors and other representatives (including without limitation their respective Designated Professionals), (ii) the Creditors' Committee and, solely in their capacity as members or representatives of the Creditors' Committee, each member, consultant, attorney, accountant or other representative of the Creditors' Committee (including without limitation their respective Designated Professionals), (iii) the Ad Hoc Debentureholders Committee and, solely in their capacity as members or representatives of the Ad Hoc Debentureholders Committee, each member, consultant, attorney, accountant or other representative of the Ad Hoc Debentureholders Committee (including without limitation their respective Designated Professionals), (iv) the Informal Committee of Holders of Senior Notes and, solely in their respective capacity as members or representatives of the Informal Committee of Holders of Senior Notes, each member, consultant, attorney, accountant or other representative of the Informal Committee of Holders of Senior Notes (including without limitation their respective Designated Professionals) and (v) the Indenture Trustees, in their respective capacity as Indenture Trustee (the entities specified in clauses (i), (ii), (iii), (iv) and (v) are referred to collectively as the "Releasees"), from any and all claims, obligations, suits, judgments, damages, rights, causes of action and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, based on whole or in part upon any act or omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Releasees, the Company, its trust indentures, the Reorganization Cases or the Plan.

On the Effective Date, each holder of a Claim or Interest shall be deemed to have unconditionally released the Releasees, from any and all rights, claims, causes of action, obligations, suits, judgments, damages and liabilities whatsoever which any such holder may be entitled to assert, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon any act or omission, transaction, event or other occurrence taking place on or before the Effective Date in any way relating to the Company, its trust indentures, the Reorganization Cases or the Plan.

D. Indemnification.

The obligations of the Debtors as of the Petition Date to indemnify their present, and any individuals who formerly were, directors or officers, respectively, against any obligations pursuant to the Debtors' certificates of incorporation, by-laws, applicable state law or specific agreement, or any combination of the foregoing, shall survive confirmation of the Plan, remain unaffected thereby, be assumed by Reorganized Flagstar and not be discharged. The Debtors shall fully indemnify and Reorganized Flagstar shall assume the Debtors' obligations to indemnify any person by reason of the fact that he or she is or was a director, officer, employee or agent, Designated Professional, member of other authorized representative of either of the Debtors, the Creditors Committee, the Ad Hoc Debentureholders Committee, the Informal
Committee of Holders of Senior Notes or the Indenture Trustees (the "Indemnitees") against any claims, liabilities, actions, suits, damages, fines, judgments or expenses (including reasonable attorney's fees), arising during the course of, or otherwise in connection with or in any way related to, the negotiation, preparation, formulation, solicitation, dissemination, implementation, confirmation and consummation of the Plan and the transactions contemplated thereby; provided, however, that the foregoing indemnification shall not apply to any liabilities arising from the gross negligence or wilful misconduct of any Indemnitee. If any claim, action or proceeding is brought or asserted against an Indemnitee in respect of which indemnity may be sought from Reorganized Flagstar, the Indemnitee shall promptly notify Reorganized Flagstar in writing and Reorganized Flagstar shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnitee, and the payment of all expenses. The Indemnitee shall have the right to employ separate counsel in any such claim, action or proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnitee unless (a) Reorganized Flagstar has agreed to pay the fees and expenses of such counsel, or (b) Reorganized Flagstar shall have failed promptly to assume the defense of such claim, action or proceeding and employ counsel reasonably satisfactory to the Indemnitee in any such claim, action or proceeding, or (c) the named parties to any such claim, action or proceeding (including any impleaded parties) include both the Indemnitee and Reorganized Flagstar, and the Indemnitee believes, in the exercise of its business judgment and in the opinion of its legal counsel, reasonably satisfactory to Reorganized Flagstar, that the joint representation of
Reorganized Flagstar and the Indemnitee will likely result in a conflict of interest (in which case, if the Indemnitee notifies Reorganized Flagstar in writing that it elects to employ separate counsel at the expense of Reorganized Flagstar, Reorganized Flagstar shall not the right to assume the defense of such action or proceeding on behalf of the Indemnitee). In addition, Reorganized Flagstar shall not effect any settlement or release from liability in connection with any matter for which the Indemnitee would have the right to indemnification from Reorganized Flagstar, unless such settlement contains a full and unconditional release of the Indemnitee, or a release of the Indemnitee reasonably satisfactory in form and substance to the Indemnitee.

E. Vesting of Assets.

Except as otherwise provided in any provision of the Plan, on the Effective Date, all property of the Estates shall vest in Reorganized Flagstar, all free and clear of all Claims, liens, encumbrances and Interests of Holders of Claims and Holders of Old Securities and Old Stock Rights. From and after the Effective Date, Reorganized Flagstar may operate its business and use, acquire, and dispose of property and settle and compromise claims or interests arising post-Confirmation without supervision by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules or the Local Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and the Confirmation Order.

F. Preservation of Causes of Action.

Except as otherwise provided herein, or in any contract, instrument, release, or other agreement entered into in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, Reorganized Flagstar shall retain (and may enforce) any claims, rights and causes of action that the Debtors or the Estates may hold against any Person, including, inter alia, any claims, rights or causes of action under sections 544 through 550 of the Bankruptcy Code or any similar provisions of state law, or any other statute or legal theory.

G. Retention of Bankruptcy Court Jurisdiction.

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court will retain such jurisdiction over the Reorganization Cases after the Effective Date, including, without limitation, jurisdiction to:

       (i) Allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim, the resolution of any objections to the allowance or priority of Claims or Interests and the resolution of any dispute as to the treatment necessary to Reinstate a Claim pursuant to the Plan;

       (ii) Grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan, for periods ending before the Effective Date;

       (iii) Resolve any matters related to the assumption or rejection of any executory contract or unexpired lease to which the either of the Debtors is a party or with respect to which either of the Debtors may be liable, and to hear, determine and, if necessary, liquidate any Claims arising therefrom;

       (iv) Ensure that distributions to Holders of Allowed Claims or Allowed Interests are accomplished pursuant to the provisions of the Plan;

       (v) Decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving the Debtors or Reorganized Flagstar that may be pending on the Effective Date;

       (vi) Enter such Orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases, indentures and other agreements or documents created in connection with the Plan, the Disclosure Statement or the Confirmation Order, except as otherwise provided herein;

       (vii) Resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation or enforcement of the Plan or the Confirmation Order, including the release and injunction provisions set forth in and contemplated by the Plan and the Confirmation Order, or any entity's rights arising under or obligations incurred in connection with this Plan or the Confirmation Order;

       (viii) Subject to any restrictions on modifications provided in any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, modify this Plan before or after the Effective Date pursuant to section 1127 of the Bankruptcy Code or modify the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order; or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court Order, this Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order, in such manner as may be necessary or appropriate to consummate this Plan, to the extent authorized by the Bankruptcy Code;

       (ix) Issue injunctions, enter and implement other Orders or take such other actions as may be necessary or appropriate to restrain interference by any entity with consummation, implementation or enforcement of the Plan or the Confirmation Order;

       (x) Enter and implement such Orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;

       (xi) Determine any other matters that may arise in connection with or relating to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with this Plan, the Disclosure Statement or the Confirmation Order, except as otherwise provided in this Plan; and

       (xii) Enter an Order Closing the Reorganization Cases.

H. Failure of Bankruptcy Court to Exercise Jurisdiction.

If the Bankruptcy Court abstains from exercising or declines to exercise jurisdiction, or is otherwise without jurisdiction over any matter arising out of the Reorganization Cases, including the matters set forth in Section XI.G above, Section IX.G shall not prohibit or limit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter.

I. Committees.

On the Effective Date, all Committees, if any, shall be dissolved and the members of such Committees and their professionals shall be released and discharged from all further rights and duties arising from or related to the Reorganization Cases. The professionals retained by such Committees and the members thereof shall not be entitled to compensation or reimbursement of expenses incurred for services rendered after the Effective Date other than for services rendered pursuant to the Plan or in connection with other activities reserved to such Committees or such professionals under the Plan or the Confirmation Order or in connection with any application for allowance of compensation and reimbursement of expenses pending as of, or Filed after, the Effective Date.

                                      XII.

                            MISCELLANEOUS PROVISIONS

A. Final Order.

Any requirement in this Plan that an Order be a Final Order may be waived by the Debtors, provided that nothing contained herein or elsewhere in this Plan shall prejudice the right of any party in interest to seek a stay pending appeal with respect to such order.

B. Modification of the Plan.

The Debtors reserve the right to amend or modify the Plan at any time prior to the Confirmation Date in the manner provided for by Section 1127 of the Bankruptcy Code or as otherwise permitted by law without additional disclosure pursuant to Section 1125 of the Bankruptcy Code, except as the Bankruptcy Court may otherwise order. If any of the terms of the Plan are amended in a manner determined by the Debtors to constitute a material adverse change, the Debtors will promptly disclose any such amendment in a manner reasonably calculated to inform the Holders of Old Securities of such amendment and the Debtors will extend the solicitation period for acceptances of this Plan for a period which the Debtors, in their sole discretion, deem appropriate, depending upon the significance of the amendment and the manner of disclosure to Holders of the Old Securities, if the solicitation period would otherwise expire during such period.

The Debtors reserve the right to amend the terms of the Plan or waive any conditions thereto if and to the extent the Debtors determine, after consultation with the Creditors' Committee and the Ad Hoc Debentureholders Committee, that such amendments or waivers are necessary or desirable in order to consummate the Plan. The Debtors will give all Holders of Claims and Interests notice of such amendments or waivers as may be required by applicable law and the Bankruptcy Court. If, after receiving sufficient acceptances but prior to Confirmation of the Plan, the Debtors seek to modify the Plan, the Debtors can only use such previously solicited acceptances to the extent permitted by applicable law. The Debtors reserve the right to use acceptances of the Plan received during its pre-petition solicitation of acceptances under any other circumstances, including the filing of an involuntary petition, subject to approval of the Bankruptcy Court.

C. Revocation of the Plan.

The Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date. If the Debtors revoke or withdraw the Plan, or if Confirmation does not occur, then the Plan shall be null and void, and nothing contained in the Plan shall: (i) constitute a waiver or release of any Claims by or against, or any Interests in, the Debtors; or (ii) prejudice in any manner the rights of the Debtors in any further proceedings involving the Debtors.

D. Severability of Plan Provisions.

If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court will have the power, upon the request of the Debtors, to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision will then be applicable as altered or interpreted. To the extent such request seeks to negatively impact distributions to Class 5 or Class 6 or modify the terms of the New Common Stock and the New Warrants, the Debtors shall consult with the Ad Hoc Debentureholders Committee and the Creditors' Committee prior to making such request. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of this Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order will constitute a judicial determination and will provide that each term and provision of this Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.


E. Successors and Assigns.

The rights, benefits and obligations of any Person named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, trustee, administrator, successor or assign of such Person.

F. Saturday, Sunday or Legal Holiday.

If any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

G. Post-effective Date Effect of Evidences of Claims or Interests.

Notes, bonds, stock certificates and other evidences of Claims against or Interests in the Debtors, and all Instruments of the Debtors (in either case, other than those executed and delivered as contemplated hereby in connection with the consummation of the Plan), shall, effective upon the Effective Date, represent only the right to participate in the distributions contemplated by the Plan.

H. Headings.

The headings used in the Plan are inserted for convenience only and neither constitute a portion of the Plan nor in any manner affect the provisions of the Plan.

I. Governing Law.

Unless a rule of law or procedure is supplied by (i) federal law (including the Bankruptcy Code, the Bankruptcy Rules or the Local Bankruptcy Rules), (ii) an express choice of law provision in any agreement, contract, instrument, or document provided for, or executed in connection with, the Plan, or (iii) applicable non-bankruptcy law, the rights and obligations arising under the Plan and any agreements, contracts, documents, and instruments executed in connection with the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware without giving effect to the principles of conflict of laws thereof.

J. No Liability for Solicitation or Participation.

As specified in section 1125(e) of the Bankruptcy Code, Persons that solicit acceptances or rejections of the Plan and/or that participate in the offer, issuance, sale, or purchase of securities offered or sold under the Plan, in good faith and in compliance with the applicable provisions of the Bankruptcy Code, shall not be liable, on account of such solicitation or participation, for violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or the offer, issuance, sale, or purchase of securities.

K. No Admissions or Waiver of Objections.

Notwithstanding anything herein to the contrary, nothing contained in the Plan shall be deemed as an admission by the Debtors or any other party with respect to any matter set forth herein including, without limitation, liability on any Claim or the propriety of any Claims classification. The Debtors are not bound by any statements herein or in the Disclosure Statement as judicial admissions.

DATED:  November 7, 1997
                                     FLAGSTAR COMPANIES, INC.
                                      a Delaware corporation

                                     By  /s/ Ronald B. Hutchison
                                         ---------------------------------------
                                         Ronald B. Hutchison
                                         Vice President and Treasurer

                                     FLAGSTAR CORPORATION,
                                      a Delaware corporation

                                     By  /s/ Ronald B. Hutchison
                                         ---------------------------------------
                                         Ronald B. Hutchison
                                         Vice President and Treasurer


(Signatures continued on next page)

Presented by:

Robert A. Klyman
Gregory O. Lunt
LATHAM & WATKINS
633 West Fifth Street, Suite 4000
Los Angeles, California 90071-2007
(213) 485-1234

Martin N. Flics
Rachael Fink
LATHAM & WATKINS
885 Third Avenue, Suite 1000
New York, New York 10022
(212) 906-1200

and

Martin J. Bienenstock
WEIL, GOTSHAL & MANGES L.L.P.
767 Fifth Avenue
New York, New York 10153
(212) 310-8000

and

Michael M. Beal
Linda K. Barr-Efird
MCNAIR LAW FIRM, P.A.
NationsBank Tower
1301 Gervais Street, 17th Floor
P.O. Box 11390
Columbia, South Carolina 29211
(803) 799-9800

COUNSEL FOR FLAGSTAR COMPANIES, INC.
AND FLAGSTAR CORPORATION


By  /s/ Michael M. Beal
    --------------------------------
          MICHAEL M. BEAL
COUNSEL FOR FLAGSTAR COMPANIES, INC.
      AND FLAGSTAR CORPORATION